Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Mural Oncology plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary shares, nominal value $0.01 per share	457(h)(1)	5,000,000 shares (2)	$15.8642 (4)	$79,321,000.00	$0.00014760	$11,707.78

Equity	Ordinary shares, nominal value $0.01	457(h)(1)	100,000 shares (3)	$13.4846 (5)	$1,348,460.00	$0.00014760	$199.04

Total Offering Amounts					$80,669,460.00		$11,906.82

Total Fee Offsets							—

Net Fee Due							$11,906.82

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares of the Registrant, nominal value $0.01 per share (the “Ordinary Shares”), that become issuable under the Mural Oncology plc 2023 Stock Option and Incentive Plan (the “2023 Plan”) or the Mural Oncology plc 2023 Employee Stock Purchase Plan (the “ESPP”) by reason of any split-up, reclassification, share dividend, recapitalization, or similar transactions.

(2)	Represents the Ordinary Shares authorized for issuance under the 2023 Plan.
(3)	Represents the Ordinary Shares authorized for issuance under the ESPP.
(4)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) of the Securities Act. Given that there is no proposed maximum offering price per Ordinary Share, the Registrant calculates the proposed maximum aggregate offering price pursuant to Rule 457(h)(1), based on the estimated pro forma book value of the Ordinary Shares as of June 30, 2023. The book value per Ordinary Share was calculated based on the Registrant’s unaudited combined balance sheet as of June 30, 2023, inclusive of the initial cash contribution of $275.0 million for funding from Alkermes plc to the Registrant in connection with the separation.

(5)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) of the Securities Act. Given that there is no proposed maximum offering price per Ordinary Share, the Registrant calculates the proposed maximum aggregate offering price pursuant to Rule 457(h)(1), based on the estimated pro forma book value of the Ordinary Shares as of June 30, 2023. The book value per Ordinary Share was calculated based on the Registrant’s unaudited combined balance sheet as of June 30, 2023, inclusive of the initial cash contribution of $275.0 million for funding from Alkermes plc to the Registrant in connection with the separation. Pursuant to the ESPP, the purchase price of the Ordinary Shares reserved for issuance thereunder will be at least 85% of the lower of the fair market value of an Ordinary Share on the first trading day of the offering period or on the exercise date.